THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "1933 ACT”)

US $2,000,000.00

ILUSTRATO PICTURES INTERNATIONAL INC.

12% CONVERTIBLE REDEEMABLE SECURED PROMISSORY NOTE

DUE February 4, 2023

FOR VALUE RECEIVED, Ilustrato Pictures International Inc., a Nevada corporation (the “Company”) promises to pay to the order of Discover Growth Fund, LLC, a U.S. Virgin Islands limited liability company, and its authorized successors and permitted assigns (“Holder”), the aggregate principal face amount of Two Million Dollars (U.S. $1,750,000.00) on February 04, 2023 (“Maturity Date”) and to pay interest on the principal amount outstanding hereunder at the rate of 12% per annum commencing on February 4, 2022 (“Issuance Date”). This Note shall contain a $250,000.00 original issue discount such that the purchase price shall be $1,750,000.00. The interest will be paid to the Holder in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note. The principal of, and interest on, this Note are payable at St. Thomas, U.S. Virgin Islands, initially, and if changed, last appearing on the records of the Company as designated in writing by the Holder hereof from time to time. The Company will pay each interest payment and the outstanding principal due upon this Note before or on the Maturity Date, less any amounts required by law to be deducted or withheld, to the Holder of this Note by check or wire transfer addressed to such Holder at the last address appearing on the records of the Company. The forwarding of such check or wire transfer shall constitute a payment of outstanding principal hereunder and shall satisfy and discharge the liability for principal on this Note to the extent of the sum represented by such check or wire transfer. Interest shall be payable in Common Stock (as defined below) pursuant to paragraph 4(b) herein.

This Note is subject to the following additional provisions:

1.                  This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange, except that Holder shall pay any tax or other governmental charges payable in connection therewith.

2.                  The Company shall be entitled to withhold from all payments any amounts required to be withheld under applicable laws.

3.                  This Note may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (“Act”) and applicable state securities laws. Any attempted transfer to a non-qualifying party shall be treated by the Company as void. Prior to due presentment for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company’s records as the owner hereof for all other purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary. Any Holder of this Note electing to exercise the right of conversion set forth in Section 4(a) hereof, in addition to the requirements set forth in Section 4(a), and any prospective transferee of this Note, also is required to give the Company written confirmation that this Note is being converted (“Notice of Conversion”) in the form annexed hereto as Exhibit A. The date of receipt (including receipt by telecopy) of such Notice of Conversion shall be the Conversion Date.

4.                  (a) The Holder of this Note is entitled, at its option, at any time, to convert all or any amount of the principal face amount of this Note then outstanding into shares of the Company’s common stock (the “Common Stock”) at a price for each share of Common Stock i)  If the company does a formal Offering, the price shall be equal to the final offering price of the Company’s Regulation A offering when qualified and subject to adjustment for any post qualification pricing adjustments. In the event, the Company does not have a registration statement qualified the Holder of this Note is entitled, at its option, to convert all or any amount of the principal face amount of this Note then outstanding into shares of the Company’s common stock (the “Common Stock”) at a price (“Conversion Price”) for each share of Common Stock equal to 65% of the lowest trading price of the Common Stock as reported on the Exchange, during the period begin- ning on March 1, 2023 and ending the day upon which a Notice of Conversion is received by the Company or its transfer agent (provided such Notice of Conversion is delivered together with an Opinion of Counsel, by fax or other electronic method of communication to the Company after 4 P.M. Eastern Standard or Daylight Savings Time if the Holder wishes to include the same day closing price). If the shares have not been delivered within 3 business days, the Notice of Conversion may be rescinded. Such conversion shall be effectuated by the Company delivering the shares of Common Stock to the Holder within 3 business days of receipt by the Company of the Notice of Conversion. Accrued, but unpaid interest shall be subject to conversion. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. To the extent the Conversion Price of the Company’s Common Stock closes below the par value per share, the Company will take all steps necessary to solicit the consent of the stockholders to reduce the par value to the lowest value possible under law. The Company agrees to honor all conversions submitted pending this increase. In the event the Company experiences a DTC “Chill” on its shares, the conversion price shall be

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decreased to 55% instead of 65% while that “Chill” is in effect. In no event shall the Holder be allowed to effect a conversion if such conversion, along with all other shares of Company Common Stock beneficially owned by the Holder and its affiliates would exceed 4.99% of the outstanding shares of the Common Stock of the Company (which may be increased up to 9.99% upon 60 days’ prior written notice by the Investor). The conversion discount, look back period and other terms will be adjusted on a ratchet basis if the Company offers a more favorable conversion discount, prepayment rate, interest rate, (whether through a straight discount or in combination with an original issue discount), look back period or other more favorable term to another party for any financings while this Note is in effect, including but not limited to defaults, penalties and the remedy for such defaults or penalties.

(b)               Interest on any unpaid principal balance of this Note shall be paid at the rate of 12% per annum. Interest shall be paid by the Company in Common Stock (“Interest Shares”). Holder may, at any time, send in a Notice of Conversion to the Company for Interest Shares based on the formula provided in Section 4(a) above. The dollar amount converted into Interest Shares shall be all or a portion of the accrued interest calculated on the unpaid principal balance of this Note to the date of such notice.

(c)                 This note may be repaid at 125% of the face value including all accrued interest and any penalties by giving the holder 3 days prior written notice followed by payment by wire transfer of immediately available funds to an account designated by Holder.

(d)               Upon (i) a transfer of all or substantially all of the assets of the Company to any person in a single transaction or series of related transactions, (ii) a reclassification, capital reorganization or other change or exchange of outstanding shares of the Common Stock, other than a forward or reverse stock split or stock dividend, or (iii) any consolidation or merger of the Company with or into another person or entity in which the Company is not the surviving entity (other than a merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock) (each of items (i), (ii) and (iii) being referred to as a "Sale Event"), then, in each case, the Company shall, upon request of the Holder, redeem this Note in cash for 150% of the principal amount, plus accrued but unpaid interest through the date of redemption, or at the election of the Holder, such Holder may convert the unpaid principal amount of this Note (together with the amount of accrued but unpaid interest) into shares of Common Stock immediately prior to such Sale Event at the Conversion Price.

(e)               In case of any Sale Event (not to include a sale of all or substantially all of the Company’s assets) in connection with which this Note is not redeemed or converted, the Company shall cause effective provision to be made so that the Holder of this Note shall have the right thereafter, by converting this Note, to purchase or convert this Note into the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation or merger by a holder of the number of shares of Common Stock that could have been purchased upon exercise of the Note and at the same Conversion Price, as defined in this Note, immediately prior to such Sale Event. The foregoing provisions shall similarly apply to successive Sale Events. If the consideration received by the holders of Common Stock is other than cash, the value shall be as determined by the Board of Directors of the Company or successor person or entity acting in good faith.

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(f)                Notwithstanding the foregoing, this Note constitutes a debt instrument, and Holder is a lender and creditor of the Company, and Holder will be an equity security holder if and only to the extent that it actually converts the Note.

5.                  No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the form, herein prescribed.

6.                  The Company hereby expressly waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereto.

7.                  The Company agrees to pay all costs and expenses, including reasonable attorneys' fees and expenses, which may be incurred by the Holder in collecting any amount due under this Note, or in connection with the investigation, preparation, prosecution or defense of any action or proceeding involving Holder and the Company.

8.	If one or more of the following described "Events of Default" shall occur:

(a)               The Company shall default in the payment of principal or interest on this Note or any other note issued to the Holder by the Company; or

(b)               Any of the representations or warranties made by the Company herein or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Note, or the Securities Purchase Agreement under which this note was issued shall be false or misleading in any respect; or

(c)               The Company shall fail to perform or observe, in any respect, any covenant, term, provision, condition, agreement or obligation of the Company under this Note or any other note issued to the Holder; or

(d)               The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; (5) file a petition for bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable; or

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(e)               A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

(f)                Any governmental agency or any court of competent jurisdiction at the in- stance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company; or

(g)               One or more money judgments, writs or warrants of attachment, or similar process, in excess of fifty thousand dollars ($50,000) in the aggregate, shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(h)               Defaulted on or breached any term of any other purchase agreement or note or similar debt instrument into which the Company has entered and failed to cure such default within the appropriate grace period; or

(i)                 The Company shall have its Common Stock delisted from an exchange (including the OTC Markets exchange) or, if the Common Stock trades on an exchange, then trading in the Common Stock shall be suspended for more than 10 consecutive days or ceases to file its 1934 act reports with the SEC;

(j)                 If a majority of the members of the Board of Directors of the Company on the date hereof are no longer serving as members of the Board;

(k)               The Company shall not deliver to the Holder the Common Stock pursuant to paragraph 4 herein without restrictive legend within 3 business days of its receipt of a Notice of Conversion which includes an Opinion of Counsel expressing an opinion that the restrictive legend may be removed; or

(l)                 The Company shall not replenish the reserve set forth in Section 12, within 3 business days of the request of the Holder.

(m)             The Company shall be delinquent in its periodic report filings with the Securities and Exchange Commission;

(n)               The Company shall cause to lose the “bid” price for its stock in a market (including the OTC marketplace or other exchange); or

(o)               Any condition existing which authorizes the acceleration of the maturity hereof under any other agreement made by the Company, then Holder shall have the right to exercise the default remedies specified herein.

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The Company expressly agrees that if an Event of Default occurs under this Note or any of the agreements or instruments issued concurrently herewith, the Holder may, at Holder’s option and in Holder’s sole and absolute discretion, without demand, notice or presentment of default, notice of acceleration, notice of intention to accelerate or otherwise, to the Company or to any other entity, declare the principal and any and all interest then accrued thereon, at once due and payable. Upon the occurrence of any Event of Default the Holder, or any other holder of this Note, shall also have the right to exercise any and all of the rights, remedies and recourses now or hereafter existing in equity, law, by virtue of statute or otherwise, including, but not limited to, the right to foreclose any and all liens and security interests securing the indebtedness evidenced hereby. Fail- ure to exercise any option to accelerate described in this paragraph shall not constitute a waiver of the right to exercise the same at any future time or in the event of any subsequent default.

Upon an Event of Default, interest shall accrue at a default interest rate of 24% per annum or, if such rate is usurious or not permitted by current law, then at the highest rate of interest permitted by law. In the event of a breach of Section 8(k) the penalty shall be $250 per day the shares are not issued beginning on the 4th day after the conversion notice was delivered to the Company. This penalty shall increase to $500 per day beginning on the 10th day. In an event of a breach of Section 8(h) the Holder may elect to utilize the same remedy available under the defaulted interest and such remedy shall be incorporated by reference into the terms of this Note. The penalty for a breach of Section 8(n) shall be an increase of the outstanding principal amounts by 10%.

If the Holder shall commence an action or proceeding to enforce any provisions of this Note, including, without limitation, engaging an attorney, then if the Holder prevails in such action, the Holder shall be reimbursed by the Company for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

The Company must pay the Failure to Deliver Loss by cash payment, and any such cash payment must be made by the third business day from the time of the Holder’s written notice to the Company.

9.                  In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

10.              Neither this Note, nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument signed by the Company and the Holder.

11.              The Company represents that it is not a “shell” issuer and has never been a “shell” issuer or that if it previously has been a “shell” issuer that at least 12 months have passed since the Company has reported form 10 type information indicating it is no longer a “shell” issuer. Further. The Company will instruct its counsel to either (i) write a 144 opinion to allow for salability of the conversion shares or (ii) accept such opinion from Holder’s counsel.

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12.            The Company shall issue irrevocable transfer agent instructions reserving 20,000,000 shares of its Common Stock for conversions under this Note (the “Share Reserve”). Upon full conversion of this Note, any shares remaining in the Share Reserve shall be cancelled. The Company shall pay all transfer agent costs and legal fees associated with issuing and deliver- ing the shares to the Holder. If such amounts are to be paid by the Holder, it may deduct such amounts from the amounts being converted. The Company should at all times reserve a minimum of four times the amount of shares required if the note would be fully converted. The Holder may reasonably request increases from time to time to reserve such amounts. The Company will instruct its transfer agent to provide the outstanding share information to the Holder in connection with its conversions.

13.              The Company will give the Holder direct notice of any corporate actions, including but not limited to name changes, stock splits, recapitalizations etc. This notice shall be given to the Holder as soon as possible under law.

14.              If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable provision shall automatically be revised to equal the maximum rate of interest or other amount deemed interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it will not seek to claim or take advantage of any law that would prohibit or forgive the Company from paying all or a portion of the principal or interest on this Note.

15.              This Note shall be governed by and construed in accordance with the laws of Nevada applicable to contracts made and wholly to be performed within the State of Nevada and shall be binding upon the successors and assigns of each party hereto. The Holder and the Company hereby mutually waive trial by jury and consent to exclusive jurisdiction and venue in the courts of the U.S. Virgin Islands or in the Federal courts sitting in St. Thomas, Virgin Islands. This Agreement may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

16.              Time is of the essence with respect to all provisions of this Note. Company will take all further actions and execute all further documents as may be reasonably necessary to implement the provisions and carry out the intent of this Note fully and effectively.

17.              So long as any portion of this Note is outstanding, upon any issuance by Company or any of its subsidiaries of any note or security with any term more favorable to the holder of such note or security or with a term in favor of the holder of such note or security that was not similarly provided to Holder, then Company will notify Holder of such additional or more favorable term and such term, at Holder’s option, shall become a part of this Note and the related transaction documents. The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion discounts, prepayment rate, conversion look back periods, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage.

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18.              Company warrants and represents to Holder that neither Company, any pre- decessor of Company, any affiliate of Company, any director, executive officer, other officer of Company participating in the offering, or any beneficial owner of 20% or more of Company’s outstanding voting equity securities is subject to any bad actor disqualification as provided in Rule 506(d) of Regulation D, and Company is not aware of any facts or circumstances that, with the passage of time, would reasonably be expected to cause such disqualification.

19.              Company’s decision to enter into this Note and related agreements has been based solely on the independent evaluation by Company and its representatives, and Company acknowledges and agrees that:

a.  Investor is not, has never been, and as a result of the transactions contemplated by the Transaction Documents will not become an officer, director, insider, control person, to Company’s knowledge, 10% or greater shareholder, or otherwise an affiliate of Company as defined under Rule 12b-2 of the Exchange Act;

b.  Holder and its representatives have not made and do not make any repre- sentations, warranties or agreements with respect to this Note or the transactions contemplated hereby;

c.  Company has not relied upon, and expressly disclaims reliance upon, any and all written or oral statements or representations made by any persons prior to this Note;

d.  The conversion of this Note and resale of conversion shares will result in dilution, which may be substantial; the number of shares will increase in certain circumstances; and Company’s obligation to issue and deliver shares in accordance with this Note is absolute and unconditional regardless of the dilutive effect that such issuances may have;

e.   Holder is not registered as a broker or dealer under the Securities Ex- change Act, and Company hereby releases and will defend, indemnify and holder investor harm- less from any claim that it is required by be registered as a broker or dealer; and

f.   Holder is acting solely in the capacity of arm’s length purchaser with respect to this Note and the transactions contemplated hereby; neither Holder nor any of its Affiliates, agents or representatives has or is acting as a legal, financial, investment, accounting, tax or other advisor to Company, or fiduciary of Company, or in any similar capacity; neither Holder nor any of its Affiliates, agents or representatives has provided any legal, financial, investment, accounting, tax or other advice to Company; any statement made in connection with this Note or the transactions contemplated hereby is not advice or a recommendation, and is merely incidental to Holder making a loan to the Company.

20.  Company warrants and represents to Holder that Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Preferred Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Company will conduct its business in a manner so that it will not become subject to the Investment Company Act.

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21.              Company covenants and agrees that neither it nor any other person acting on its behalf has provided or will provide Holder or its agents or counsel with any information that Company believes or reasonably should believe may constitute material nonpublic information. Neither Holder nor any affiliate of Holder has or will have any duty of trust or confidence that is owed directly, indirectly, or derivatively, to Company or the stockholders of Company, or to any other person who is the source of material non-public information regarding Company. Company understands and confirms that Holder will be relying on the foregoing in effecting transactions in securities of Company, including without limitation sales of the conversion shares.

22.              The Company covenants and agrees with the Holder that if, at any time any portion of the Note is outstanding, it proposes to file a registration statement with respect to any class of equity or equity-related security (other than in connection with an offering to the Comp’ny's employees or in connection with an acquisition, merger or similar transaction) under the Securities Act in a primary registration on behalf of the Company and/or in a secondary regis- tration on behalf of holders of such securities and the registration form to be used may be used for the issuance or resale of the shares, the Company will either include the shares issuable upon con- version of this Note or in payment of interest in such registration statement.

23.              This Note is secured pursuant to the Security Interest and Pledge Agreement entered into concurrently herewith.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an officer thereunto duly authorized.

Dated: February 4, 2022

ILUSTRATO PICTURES INTERNATIONAL INC.

By:: /s/ Nicolas Link

Name: Mr Nicolas Link

Title: CEO

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EXHIBIT A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $____________________of the above Note into ___________Shares of Common Stock of Ilustrato Pictures International Inc. (“Shares”)

according to the conditions set forth in such Note, as of the date written below.

If Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer and other taxes and charges payable with respect thereto.

Date of Conversion: ________________________________________

Applicable Conversion Price: ________________________________

Signature: _______________________________________________

[Print Name of Holder and Title of Signer]

Address: _______________________________________________

_______________________________________________________________

SSN or EIN: _________________________

Shares are to be registered in the following name: _________________________________

Name: ___________________________________

Address: _________________________________

Tel: ____________________________

Fax: ____________________________

SSN or EIN: _____________________

Shares are to be sent or delivered to the following account:

Account Name: _______________________________________________

Address: ____________________________________________________

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